UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SKECHERS U.S.A., INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Thursday, May 26, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held on Thursday, May 26, 2022 at 12:00 p.m. Pacific Time. This year’s Annual Meeting will be held solely virtually via the Internet at www.virtualshareholdermeeting.com/SKX2022. You will not be able to attend the Annual Meeting in person.

Our Annual Meeting is being held for the following purposes:

1.	To elect the three nominees for election named in the enclosed proxy statement as members to the Board of Directors to serve for a three-year term as Class II Directors,
2.	To consider a stockholder proposal requesting the Board of Directors to prepare a report for a net zero climate transition plan, if properly presented at the meeting; and
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 28, 2022 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 26, 2022: The proxy statement and 2021 Annual Report are available in the SEC Filings section of the investor relations page of our corporate website at https://investors.skechers.com/financial-data/all-sec-filings and at www.proxyvote.com.

This year, we are continuing to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2021 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems. Returning a signed proxy card or submitting a proxy over the Internet or by telephone will not affect your right to vote at the virtual Annual Meeting. Please submit your proxy promptly to avoid the expense of additional proxy solicitation.

You are cordially invited to attend the Annual Meeting virtually, and if you plan to attend the Annual Meeting you must log in to www.virtualshareholdermeeting.com/SKX2022 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary
Dated: April 14, 2022
Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

May 26, 2022 at 12:00 p.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 26, 2022 at 12:00 p.m. Pacific Time (the “Annual Meeting”). The Annual Meeting will be held solely virtually via the Internet at www.virtualshareholdermeeting.com/SKX2022. The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting.

As permitted by the Securities and Exchange Commission (“SEC”), Skechers is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 14, 2022, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and mail printed copies of the proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2021 Annual Report to Stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

YOUR VOTE IS VERY IMPORTANT.

If a proxy is duly granted and returned over the Internet, by telephone or by mailing a proxy card in the accompanying form, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, by submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed) or by attending and voting at the virtual Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Shares Outstanding and Quorum

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 28, 2022 will be entitled to vote at the Annual Meeting. There were 138,821,569 shares of Class A Common Stock and 20,938,571 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, the shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters upon which stockholders have the right to vote, and the presence virtually or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. Your shares will be accounted as present at the Annual Meeting if you are present at the virtual Annual Meeting or have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.

How You Can Vote

You may vote by attending the Annual Meeting and voting at the virtual meeting or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the Internet, by telephone or through the mail.

To vote via the Internet, follow the instructions on the Notice or go to the Internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a proxy card.

As an alternative to voting by telephone or via the Internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of our Class A Common Stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the Notice provided by your broker, bank or other nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 25, 2022. Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

Attending and Voting at the Virtual Annual Meeting

The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/SKX2022. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting. The live audio webcast of the Annual Meeting will begin at 12:00 p.m. Pacific Time. Online access to the webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-in Instructions. Stockholders will need to log-in to www.virtualshareholdermeeting.com/SKX2022 using the 16-digit control number on the Notice, proxy card or voting instruction form to attend the Annual Meeting.

Submitting Questions at the Annual Meeting. Stockholders may submit questions and vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/SKX2022. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to Skechers and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficient use of our resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log-in page at www.virtualshareholdermeeting.com/SKX2022.

Voting shares prior to and at the virtual Annual Meeting. Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/SKX2022 on the day of and during the virtual Annual Meeting. If you are a beneficial owner, you must submit a legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the Record Date.

Counting of Votes

Pursuant to Proposal No. 1, the three candidates for director receiving the most “For” votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Because directors are elected by a plurality of the votes cast, a “Withhold” vote as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Stockholders may not cumulate their votes. Proposal No. 2 is a stockholder proposal requesting a report for a net zero climate transition plan. This proposal will be considered as having passed if it receives the affirmative “For” vote of a majority of voting interest of the shares of Class A Common Stock and Class B Common Stock virtually present or represented by proxy and entitled to vote on such proposal at the Annual Meeting. Proxies marked “Abstain” as to Proposal No. 2 will have the same effect as a vote cast against it.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. With respect to our 2022 Annual Meeting, brokers are not permitted to vote on Proposal No. 1 or Proposal No. 2 without instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting and will not be counted in determining whether there is a quorum.

Householding

The SEC has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our Notice or proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and eleven members. We currently have eight members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors at our 2022 Annual Meeting of Stockholders are Michael Greenberg, David Weinberg and Zulema Garcia. For more information regarding our nominees, please see “Information Concerning Director Nominees” below.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Michael Greenberg, David Weinberg and Zulema Garcia, who are director nominees and are currently members of the Board of Directors. We have been advised by Michael Greenberg, David Weinberg and Zulema Garcia of their availability and willingness to serve if re-elected. In the event that any of Michael Greenberg, David Weinberg or Zulema Garcia becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ISSUE A REPORT FOR NET ZERO CLIMATE TRANSITION PLAN

As You Sow, beneficial owners of at least $25,000 worth of our Class A Common Stock, submit the following resolution to stockholders for approval at the Annual Meeting, if properly presented.  We will provide the proponents’ share ownership and address, as available, to any stockholder promptly upon request to our General Counsel by calling 310-318-3100 or sending a request to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.  The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission.  We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

Whereas: The increasing rate and number of climate related disasters affecting society is causing alarms to be raised globally, making the corporate sector’s contribution to climate mitigation a significant policy issue.

In addition to environmental and social harms, climate change is creating systemic risks to the economy. The Commodity Futures Trading Commission underscored that climate change could impair the productive capacity of the U.S. economy.(1)

Shareholders are increasingly concerned about material climate risk to their companies and their portfolios and seek clear and consistent disclosures, including credible climate transition plans. BlackRock’s CEO notes that investment flows into “sustainable” and climate aligned assets will drive long term outperformance and that companies should disclose plans for how their business model will be compatible with a net zero economy.(2)

In response to material climate risk, the Climate Action 100+ initiative (CA100+), a coalition of 615 investors with $60 trillion in assets, issued a Net Zero Benchmark (Benchmark) outlining metrics that create climate accountability for companies and transparency for shareholders. Indicators 1 through 5 of the Benchmark seek reporting on companies’ net zero emissions ambitions; short, medium, and long term greenhouse gas (GHG) reductions goals covering enterprise-wide emissions; and strategic action plans to achieve decarbonization targets.(3)

Skechers USA, Inc. designs and markets footwear, apparel, and other accessories. Our Company has undertaken limited activities to reduce its GHG emissions. It has designed four distribution facilities with LEED or similar building standards, including solar panels and added other efficiencies, and has implemented related measures at its distribution hubs. Skechers also focuses on using recyclable and recycled packaging to reduce waste. While these are important first steps, our Company fails to report its GHG emissions and it has not established GHG reduction goals.

By measuring its Scopes 1-3 emissions, setting Paris-aligned, 1.5 degree targets, developing and disclosing a clear climate transition plan, and demonstrating progress toward achieving net zero emissions, Skechers can provide investors with assurance that management is reducing its climate contribution and addressing the growing risks associated with climate change, benefitting both the Company and shareholders.

Resolved: Shareholders request that Skechers issue a report within a year and annually thereafter, at reasonable expense and excluding confidential information, disclosing interim and long term greenhouse gas targets aligned with the Paris Agreement’s goal of maintaining global temperature rise at 1.5 degrees Celsius, and progress made in achieving them. This reporting should cover the Company’s full scope of operational and product related emissions.

(1) https://www.cftc.gov/sites/default/files/2020-09/9-9-20%20Report%20of%20the%20Subcommittee%20on%20
ClimateRelated%20Market%20Risk%20- %20Managing%20Climate%20Risk%20in%20the%20U.S.%20Financial
%20System%20for%20posting.pdf

(2) https://www.blackrock.com/corporate/literature/whitepaper/bii-portfolio-perspectives-february-2020.pdf; https://www.blackrock.com/corporate/investor-relations/larry-fink-ceo-letter

(3) https://www.climateaction100.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-Indicators-FINAL-3.12.pdf

Supporting Statement: Proponents suggest, at Board and Company discretion, the report include:

• Disclosure of Skecher’s annual Scope 1 through 3 (where relevant) GHG emissions

• A timeline for setting a net zero GHG reduction target and aligned interim goals

• A climate transition plan to achieve net zero emissions

• A rationale for any decision not to set targets aligned with the Paris Agreement’s 1.5 degree goal

• Other information deemed appropriate

BOARD OF DIRECTORS OPPOSITION STATEMENT

The Board of Directors has carefully considered the proposal and does not believe that its prescriptive approach is in the best interests of Skechers and its stockholders at this time, particularly in light of the actions Skechers is already taking to address climate change and sustainability.

As a family-focused brand, Skechers was founded on the philosophy of putting people first – offering comfort and care to its employees and customers, and supporting both with dignity and respect. We recognize the importance of the issue of climate change and are committed to creating a more equitable, sustainable and better global environment for all. In fact, for years, we have invested considerable time, effort and resources toward improving environmental sustainability in our facilities. For example, we operate several LEED certified buildings, including our LEED certified Gold 1.8 million square foot distribution center in California, and we are constructing several corporate buildings that we also expect to be LEED certified. Our 2.2 million square foot European Distribution Center was constructed with numerous environmental features and is BREEAM International New Construction rated as “Very Good”. We have also invested in solar technologies to partially power several of our operating facilities in the United States, Europe and China. Over the past several years, we have accelerated our efforts to reduce the harmful impacts of climate change by significantly increasing the use of recycled and recyclable materials in our products. Over 90% of our shoe boxes and 100% of our foot forms and tissue are now recyclable, as are 100% of our factory master cartons, which also use only soy- and water-based ink. Last year, we also launched together with The Nature Conservancy a growing line of sustainable footwear called the Our Planet Matters collection, which utilizes recycled materials in its designs to help reduce our environmental impact. However, despite our progress and the accomplishments that we have made to date, we recognize that there will always be more to do, and we look forward to our continuous evolution and growth in this area.

While Skechers is aligned with the Proponent’s mission, we strive for meaningful, enduring change that will be impactful to our customers, employees, communities, and stockholders. We have operated with integrity for 30 years and honor our commitments; we do not make them lightly. As such, we do not believe it is responsible to commit to the Proponent’s requested actions without first completing the necessary foundational steps, many of which we initiated prior to receipt of the Proponent’s proposal. Specifically, we are working with energy and sustainability consultants to define an Environmental, Social and Governance (“ESG”) strategy tailored to our unique circumstances as a footwear and apparel brand operating worldwide. We plan to conduct an ESG materiality assessment to develop and to begin implementing a multi-year roadmap. We believe these actions will allow us to make more informed and responsible decisions about how to prioritize our efforts and allocate our resources in the future. For these reasons, we do not believe it is in Skechers’ or our stockholders’ best interests to make the commitments in the proposal at this time.

The Board of Directors recommends a vote AGAINST the stockholder proposal requesting the Board to issue a report disclosing our interim and long-term greenhouse gas targets and our progress made in achieving them.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

For each director nominee and director, set forth below is his or her name, age, tenure as a director of our company, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years. The specific experiences, qualifications, attributes and skills that led the Board of Directors to conclude that each nominee should serve as a director at this time are described below.

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Michael Greenberg	59	Class II (2025)	President and Director
David Weinberg	71	Class II (2025)	Chief Operating Officer, Executive Vice President and Director
Zulema Garcia	48	Class II (2025)	Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for 30 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer from September 2009 to November 2017 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in finance and operations, including more than 20 years as our Chief Financial Officer and over 15 years as our Chief Operating Officer.

Zulema Garcia has served as a member of our Board of Directors since December 2021. Since October 2019, she has served as Senior Vice President of Internal Audit at Herbalife Nutrition (NYSE: HLF). Prior to that she worked at KPMG LLP for 24 years, including 11 years as an audit partner until September 2019. She also served as Diversity Partner Champion for KPMG’s Audit Practice in the United States. Ms. Garcia currently serves on the Board of Trustees of Mount St. Mary’s University in Los Angeles and on the Board of Directors of The Boys & Girls Clubs of Metro Los Angeles. Ms. Garcia received her bachelor’s degree in Business Administration, with an emphasis in accounting, from Mount St. Mary’s University.

Ms. Garcia’s qualifications to serve on our Board include over 25 years of accounting and finance experience and being licensed as a certified public accountant in California and New York. As Senior Vice President of Internal Audit at Herbalife Nutrition, her responsibilities include overseeing worldwide financial, operational, and IT internal audit activities for Herbalife Nutrition. While at KPMG, Ms. Garcia provided financial statement audit, audit of internal control over financial reporting, performance improvement consulting, equity financings including initial public offerings, and mergers and acquisitions services to SEC registrants and private companies in a variety of industries including retail, manufacturing, industrial, and bioscience products.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Robert Greenberg	82	Class I (2024)	Chairman of the Board and
			Chief Executive Officer
Morton Erlich	77	Class I (2024)	Director
Katherine Blair	52	Class III (2023)	Director
Yolanda Macias	56	Class III (2023)	Director
Richard Siskind	76	Class III (2023)	Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 35 years of experience in the footwear industry, primarily in branding and product design, including 30 years as our founder, leader and one of our largest stockholders since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since October 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation (NYSE:AVD). Mr. Erlich also serves as Chairman of the Audit Committee and member of each of the Compensation Committee and Nominating and Governance Committee at American Vanguard. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California. Mr. Erlich is currently a member of the Board of Governors of the City of Hope.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant in California since 1974. His license has been inactive since 2006. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Katherine Blair has served as a member of our Board of Directors since May 2019. Ms. Blair has also served as a member of the board of directors of Impac Mortgage Holdings, Inc. (NYSE American: IMH) since December 2019. Since April 2014, she has been a partner at Manatt, Phelps & Phillips, LLP in Los Angeles, and prior to that was a partner at K&L Gates LLP. Ms. Blair’s practice focuses on corporate, securities and transactional matters and advising executive officers, general counsel and directors on corporate governance, SEC reporting and compliance, public and private securities offerings, as well as mergers and acquisitions.

Ms. Blair currently serves as Chair of the Business Law Section of the Los Angeles County Bar Association, she is an officer of the Corporations Committee of the Business Law Section of the California Lawyers Association, and she is a member of the Board of Governors of the USC Institute of Corporate Counsel. Ms. Blair holds an undergraduate degree from the University of California, San Diego and a J.D., cum laude from Pepperdine University School of Law.

Ms. Blair’s qualifications to serve on our Board include 25 years in practice as a corporate securities lawyer advising public companies, including corporate, governance, reporting and transactional matters.

Yolanda Macias has served as a member of our Board of Directors since April 2022. Since December 2020, Ms. Macias has been Chief Content Officer at Cinedigm Entertainment Group (Nasdaq:CIDM), and from October 2013 to December 2020, she was an Executive Vice President at Cinedigm, where she is responsible for acquiring global content rights for all distribution and streaming platforms and for overseeing all digital and physical sales and marketing. Prior to 2013, Ms. Macias held various positions at Gaiam Inc., Vivendi Entertainment, which was a division of Universal Music Group, DirecTV, Inc., Technicolor and The Walt Disney Company. Ms. Macias currently serves on the Board of Directors and the Executive Committee of C5LA, which is a non-profit organization that helps under-resourced, high potential youth to enroll and to succeed in college. She also serves on the Advisory Board for The Digital Entertainment Group’s Canon Club, which is dedicated to supporting women in entertainment and technology. Ms. Macias received her Bachelor of Science degree in business administration with a concentration in finance from California State University, Northridge, and her Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Ms. Macias’ qualifications to serve on our Board include 30 years of experience in the media and distribution sectors, establishing and executing content and sales strategies to facilitate the growth and success of companies and their shareholders in the entertainment, distribution, streaming and technology industries.

Richard Siskind has served as a member of our Board of Directors since June 1999. Since he founded R. Siskind & Company in 1991, Mr. Siskind has served as its Chief Executive Officer and a member of its board of directors. R. Siskind & Company is a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands.

Mr. Siskind’s qualifications to serve on our Board include over 45 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a board member of Magic Lantern Group, a publicly traded apparel company, and over 30 years as founder, Chairman of the Board and Chief Executive Officer of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, see “Directors Not Standing for Election” above, and for information concerning Michael Greenberg and David Weinberg, see “Information Concerning Director Nominees” above.

Name	Age	Position
John Vandemore	48	Chief Financial Officer
Philip Paccione	60	General Counsel, Corporate Secretary and Executive Vice President of Business Affairs
Mark Nason	60	Executive Vice President of Product Development

John Vandemore has served as our Chief Financial Officer since November 2017. Previously, he served as Executive Vice President, Divisional Chief Financial Officer of Mattel, Inc., from 2015 until 2017, and he served as Chief Financial Officer and Treasurer of International Game Technology from 2012 until 2015. Prior to 2012, Mr. Vandemore held various positions at The Walt Disney Company, AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Since December 2016, Mr. Vandemore has served as a member of the board of directors of Inspired Entertainment (Nasdaq:INSE). Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Philip Paccione has served as our Executive Vice President of Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President of Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President of Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

Skills, Qualifications and Experience of Directors

The table below summarizes the key skills, qualifications and experience that the Board of Directors considered for each director nominee and each director continuing to serve on our Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. Not having a mark does not mean the director does not possess that qualification or skill. Our directors’ biographies describe each director’s background and relevant experience in more detail.

Director	Leadership	Industry	Finance/Risk Management	Corporate Governance	Digital/ Technology	Marketing	Diversity
Robert Greenberg	●	●				●
Michael Greenberg	●	●			●	●
David Weinberg	●	●	●		●
Katherine Blair	●		●	●			●
Morton Erlich	●		●	●
Zulema Garcia	●		●	●			●
Yolanda Macias	●		●		●	●	●
Richard Siskind	●	●				●

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2021, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all directors attended the Annual Meeting of Stockholders held in 2021.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2021 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the NYSE Listed Company Manual (the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Katherine Blair		●	●†
Morton Erlich	●†	●	●
Zulema Garcia	●
Richard Siskind	●	●†	●
Total Meetings in 2021	7	6	2

† Committee Chairperson

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors, consisting of eight members, has affirmatively determined that five of its members are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, as reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr.

Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and one of our largest stockholders, with beneficial ownership of approximately 37.3% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director for a five-year term, effective as of April 1, 2022. The Lead Independent Director acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Vice President of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Compensation Committee oversees risks related to our human capital and compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other ESG and corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Audit Committee

Morton Erlich, Chairperson of the Audit Committee, and Zulema Garcia are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal control functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement, (iv) overseeing risks related to our compensation programs, (v) the appointment, compensation, independence and performance of the Compensation Committee’s independent compensation advisor, and (vi) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. Since 2021, the Compensation Committee has retained the services of an independent compensation advisor, FW Cook, to advise on certain matters related to executive compensation. For additional information on the roles of FW Cook, our Chief Executive Officer and other members of management in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Oversight Responsibilities for Executive Compensation” in this proxy statement.

None of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2021.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying and recommending qualified candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments as Lead Independent Director and to the other Board committees, and the appointment of a chairperson for each of the Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

In the event of a vacancy on our Board of Directors, the Nominating and Governance Committee identifies and evaluates director candidates by seeking recommendations from our Board members, management and others, and meeting from time to time to evaluate potential candidates’ biographical information and qualifications and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. While the Nominating and Governance Committee has not established specific minimum qualifications for director nominees, the committee believes that candidates and nominees must comprise a board of directors who possess as a whole: personal and professional integrity, ethics and values; experience in corporate management and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company; experience in our company’s industry; and practical and mature business judgment, including the ability to make independent analytical inquiries. The committee considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee considers diversity when identifying and evaluating director nominees, and we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee considers diversity to include gender and ethnicity, age, skills and experience in the context of the needs of the Board as well as viewpoint, individual characteristics, qualities and skills resulting in the inclusion of varying perspectives among the directors. The committee also considers whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee our company’s business and serve the long-term interests of our stockholders. In particular, the committee considers gender and minority status when evaluating director nominees and has committed to including women and minority candidates in the pool from which future candidates are selected.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to recommend as a candidate for election as a director:
o	the name, age, business address and residential address of the candidate;
o	the principal occupation or employment of the person;
o	the class and number of shares of our stock that are beneficially owned by the candidate; and
o	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:
o

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the candidate; and

o

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered for the 2023 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2023 Annual Meeting” in this proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to nominations for director candidates.

Corporate Code of Conduct and Code of Ethics

Our Corporate Code of Conduct and our Code of Ethics, which applies to all directors, officers and employees, were adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Corporate Code of Conduct and the Code of Ethics is to promote honest and ethical conduct. The Corporate Code of Conduct and the Code of Ethics are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. We intend to promptly post any amendments to or waivers of the Corporate Code of Conduct and the Code of Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Lead Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other staff members or agents of our company who are responsible for analyzing or responding to complaints or requests.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2021. Yolanda Macias is not included because she did not join our Board of Directors until April 2022. Robert Greenberg, Michael Greenberg and David Weinberg, who are executive officers, did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total Compensation ($)
Katherine Blair	100,000	145,915	245,915
Morton Erlich	222,500	145,915	368,415
Zulema Garcia(3)	—	145,915	145,915
Geyer Kosinski(4)	102,500	—	102,500
Richard Rappaport(4)	90,000	—	90,000
Richard Siskind	150,000	145,915	295,915
Thomas Walsh(4)	135,000	—	135,000

(1)	This column reports the amount of cash compensation earned in 2021 for Board and committee service.
(2)

Represents the grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation

(“FASB ASC Topic 718”). The fair value was calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded.
(3)	Ms. Garcia joined our Board of Directors in December 2021.
(4)	Messrs. Kosinksi, Rappaport and Walsh resigned from our Board of Directors in December 2021.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $75,000 for serving on the Board of Directors in 2021. Our Audit Committee Chairperson, Compensation Committee Chairperson and Nominating and Governance Committee Chairperson were paid additional annual fees of $100,000, $30,000 and $30,000, respectively. Non-employee directors also received fees of $2,500 for each Board and committee meeting attended. Non-employee directors are also reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. During 2021, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock as determined by the Board of Directors. On December 17, 2021, each of our non-employee directors who was continuing to serve on our Board of Directors received an award of 3,500 restricted shares of Class A Common Stock under the 2017 Incentive Award Plan (the “2017 Plan”). The grant date fair value was $145,915, and the shares are scheduled to vest on May 1, 2024, subject to each director’s continued service through the vesting date.

Employee Directors. During 2021, Robert Greenberg, Michael Greenberg and David Weinberg were executive officers serving on our Board of Directors. Employees of Skechers, who are members of the Board of Directors, are not paid any directors’ fees or other compensation for their service on our Board of Directors. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2021 is set forth under “Executive Compensation.”

Stock Ownership Policy for Non-Employee Directors

Our Compensation Committee believes that, in order to more closely align the interests of our non-employee directors with the interests of our executive officers and other stockholders, all non-employee directors should maintain a minimum level of equity interests in our company’s Class A Common Stock. Our Board of Directors authorized and approved a stock ownership policy, effective as of April 1, 2022, requiring our non-employee directors to maintain stock ownership equal to three times their annual cash retainer under this policy. Each non-employee director has until December 31, 2027 to come into compliance with this policy. After this compliance deadline, until an individual meets the applicable requirement, the after-tax portion of all equity awards that we grant to such individual must be held until he or she is in compliance with this policy.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, we are referring to the following individuals whose 2021 compensation is described below and set forth below in the Summary Compensation Table and subsequent compensation tables (the “Named Executive Officers”).

The CD&A contains certain forward-looking statements that are based on considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Name	Position
Robert Greenberg	Chief Executive Officer
John Vandemore	Chief Financial Officer
Michael Greenberg	President
David Weinberg	Chief Operating Officer
Mark Nason	Executive Vice President of Product Development

Executive Summary

2021 proved to be yet another challenging year with the global supply chain disruptions, store closures and other operating restrictions related to the COVID-19 pandemic. While the disruptions and related costs remained a challenge, we worked diligently to deliver our products around the world as effectively as possible. We believe that the decision-making and operational agility of our management team has enabled us to successfully navigate these challenges while also facilitating a return to growth. In 2021, we focused on introducing more innovative and comfort-focused technology products, and strategically investing in both our distribution and corporate infrastructure.

We continued to update to our retail point-of-sale system and e-commerce platform, which was intended to integrate our physical and digital ecosystems into one omnichannel experience to drive future direct-to-consumer sales. We also continued critical investments in our distribution infrastructure to enhance our capabilities worldwide. We opened a new location in China, continued the expansion of our distribution center in the United States, and commenced expansion or relocation to new facilities in Japan, Panama, Peru and the United Kingdom.

As a result of the abilities of our organization, including our management team and the dedication of all of our employees, we delivered an exceptionally strong year of financial results despite the numerous challenges that we faced due to the ongoing pandemic.

2021 Business Highlights

While we continued to be adversely impacted by the effects of the COVID-19 pandemic in fiscal year 2021, we surpassed pre-pandemic sales levels with growth of over 20% compared to 2019, reflecting the continued global demand for our product. Our core product philosophy of comfort, style, innovation, and quality at the right price continued to resonate with consumers. Highlights of our performance include:

•	Net sales of $6.3 billion, an increase of 36.7%.
•	Gross profit of $3.1 billion, an increase of 41.5%.
•	Net earnings attributable to Skechers U.S.A., Inc. of $741.5 million, an increase of 652.3%.
•	Diluted earnings per share of $4.73, an increase of 639.1%, which included $2.14, or 334.4% of the increase, from non-recurring tax benefits and legal settlements.
•

One-year relative total stockholder returns (“TSR”) of 21% as of December 31, 2021 is above the median of a 15-company compensation peer group (see “Compensation Discussion and Analysis—Peer Group Selection and Market Data” below), and three-year and five-year relative TSR’s of 90% and 77% as of December 31, 2021 are in the 80th and 85th percentiles, respectively, of the peer group.

Key 2021 Compensation Actions

The primary elements of our compensation program for the Named Executive Officers and a summary of the actions taken by the Compensation Committee during 2021 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2021 Compensation Actions

Base Salary (Page 19)	• Market-competitive salaries reflecting contribution, background, knowledge, skills, experience and performance.	• As a result of the business disruption caused by the COVID-19 pandemic, our Compensation Committee did not grant any merit based increases to the Named Executive Officers.

Annual Incentive Compensation (Page 20)	• Annual cash incentives based on the achievement of our financial goals.

•    Our Compensation Committee approved the performance criteria, formulae and percentages to be used to determine the Named Executive Officers’ incentive compensation, which were unchanged from the prior year.

Long-Term Incentive Compensation (Page 21)	• Aligns Named Executive Officers’ interests with long-term interests of stockholders and are based on the achievement of financial and strategic objectives.

Our Compensation Committee granted to the Named Executive Officers:

•    Restricted stock awards with time-based vesting, and

•    Performance-based restricted stock awards (“PSA”s) with vesting based upon the achievement of pre-established earnings per share (“EPS”) growth for each year of a 3-year performance period and 3-year relative TSR.

2020 Say-On-Pay Vote

At the 2017 Annual Meeting, our stockholders approved advisory votes on the compensation of our Named Executive Officers to occur on a triennial basis. Accordingly, we held an advisory “say-on-pay” vote in 2020, in which approximately 85% of votes cast were in support of our pay practices. In its compensation review process, the Compensation Committee considers whether our executive compensation program is aligned with the interests of its stockholders. In that respect, as part of its review of our executive compensation program, the Compensation Committee considered the approval by approximately 85% of the votes cast for our advisory say-on-pay vote at our 2020 Annual Meeting of Stockholders.

For 2021, the Compensation Committee determined that our executive compensation philosophies and objectives, and compensation elements continued to be appropriate, including the changes that were made to our long-term incentive program with the introduction of performance-based restricted stock awards in 2020 to better align the Named Executive Officers’ interests with the long-term interests of stockholders based on the achievement of specific performance goals.

As discussed in greater detail in the discussion under “Long-Term Incentive Program,” the performance-based restricted stock awards that were awarded as part of the Named Executive Officers’ compensation in 2021 once again consisted of two equally weighted performance metrics:

•	3-year adjusted earnings per share growth, measured annually based on pre-established growth goals, and
•	3-year TSR relative to the companies comprising the S&P Retail Select Industry Index.

The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.

2021 Compensation Snapshot

Based on the foregoing, our 2021 executive compensation program can be summarized as follows:

ELEMENT	PURPOSE	MEASUREMENT PERIOD	PERFORMANCE MEASURES
Base Salary	Market-competitive base salary reflecting background, contribution, knowledge, and skills	One year (2021)	–
Annual Cash Incentive	Annual cash incentive based on achievement of financial goals	One year (2021)	Net Sales Growth
Time-Based Restricted Shares	Retain NEOs and align their interests with stockholders	Four years (to March 2025)	–
Performance-Based Restricted Shares	Align NEOs with the long-term interests of stockholders and the Company	Three years (2022 – 2024)	EPS Growth, Relative TSR

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

✓ Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✘ We do not have excise tax gross-ups
✓ Pre-established performance goals that are aligned with creation of stockholder value	✘ We do not allow dividends or dividend equivalents on unearned performance-based awards
✓ Market comparison of executive compensation against a relevant peer group	✘ We do not allow repricing of underwater stock options without stockholder approval
✓ Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to our company
✓ “Double-trigger” vesting for equity awards granted in 2020 and thereafter
✓ Clawback policy
✓ Robust stock ownership policy

How We Determine Executive Compensation

Our Executive Compensation Philosophy and Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;
•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;
•	provide incentives to achieve longer-term financial goals and reinforce a sense of ownership through award opportunities that can result in ownership of stock; and
•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2021 to effectively balance executive officers’ salaries with performance-based incentive compensation. We believe that it served the needs of our stockholders to provide incentives commensurate with individual management responsibilities as well as past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities, experience, and performance.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation, and attempts to balance the total compensation package between short-term, long-term and cash and equity compensation in a way that meets the objectives set forth above.

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee

•     Establishes executive compensation philosophy

•     Approves incentive compensation programs and target performance expectations for the annual incentive compensation plan and long-term incentive compensation awards

•     Approves all compensation actions for the Named Executive Officers, including (i) base salary, (ii) target performance criteria and formulae, and actual compensation, under the annual incentive compensation plan, and (iii) long-term incentive compensation awards

Nominating & Governance Committee	• With input from independent board members and after careful evaluation of the performance of the business, evaluates the performance of the Chief Executive Officer
Independent Committee Consultant—FW Cook

•     Retained by the Compensation Committee as of October 2020

•     Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers and non-employee directors, and executive compensation trends

•     Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•     Reports to the Compensation Committee, does not perform any other services for our company, and has no economic or other ties to our company or the management team that could compromise its independence or objectivity

•     The Compensation Committee considered the independence of FW Cook under applicable SEC rules and listing requirements and determined that FW Cook is independent and that its engagement by the Compensation Committee did not raise any conflict of interest

Chief Executive Officer and Management

•     Management, including the Chief Executive Officer, develops preliminary recommendations regarding compensation matters with respect to all Named Executive Officers, other than the Chief Executive Officer, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate

•     Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Peer Group Selection and Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as a general industry survey data. Since 2020, the Compensation Committee has retained the services of a compensation consultant, FW Cook, to advise on certain matters related to executive compensation. As a result, our company formally established a peer group of companies that has been used as a reference point to assess the competitiveness of base salary, incentive targets, and total direct compensation awarded to the Named Executive Officers and as information on market practices including incentive design, share utilization, and share ownership guidelines.

For the equity awards granted to certain officers in March 2021, the Compensation Committee utilized the peer group set forth below:

Peer Group
Capri Holdings	Lululemon Athletica
Carter's	Mattel
Columbia Sportswear	PVH Corp.
Deckers Outdoor	Ralph Lauren
G-III Apparel Group	Tapestry
Hanesbrands	Under Armour
Hasbro	Wolverine World Wide
Levi Strauss

Based on data compiled by FW Cook at the time of the peer group review, our revenues, net earnings, and market capitalization were at the 77th, 83rd and 31st percentiles, respectively, in relation to the peer group.

2021 Named Executive Officer Compensation

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective experience and responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

As a result of the business disruption caused by the COVID-19 pandemic, our management and the Compensation Committee agreed that no merit based salary increases would be awarded to the Named Executive Officers for 2021 and the Named Executive Officers’ base salaries would remain the same as they were in 2020.

Name of Executive	2020 Base Salary ($)	Increase (%)	2021 Base Salary ($)
Robert Greenberg	5,643,750	0.0%	5,643,750
John Vandemore	994,750	0.0%	994,750
Michael Greenberg	4,568,750	0.0%	4,568,750
David Weinberg	3,332,500	0.0%	3,332,500
Mark Nason	2,150,000	0.0%	2,150,000

Annual Incentive Plan

The 2006 Annual Incentive Compensation Plan (the “2006 Plan”) is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our short-term performance goals. The 2006 Plan allows us to set performance periods equal to quarters, years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each year. By determining performance criteria and setting goals at the beginning of each year, our Named Executive Officers understand our goals and priorities during the current year. Following the conclusion of each quarter during the current year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2021, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $10,000,000.

The Compensation Committee approved the performance goals of the Named Executive Officers for fiscal 2021 in January 2021. As with fiscal 2020, the performance criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for fiscal 2021 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our performance.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk, as illustrated in 2020 when no incentive compensation was paid to our Named Executive Officers due to the business disruption caused by the COVID-19 pandemic. Any incentive compensation to be paid to the Named Executive Officers is earned based on the Compensation Committee’s pre-approved performance criteria and formulae for the respective Named Executive Officers. The Named Executive Officers’ annual incentive compensation is calculated on a quarterly basis by multiplying net sales growth, which is the amount by which net sales for the applicable quarter exceeded net sales for the corresponding quarter in the prior year, by the percentages that were pre-approved by the Compensation Committee, as set forth in the following tables.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(i)	(ii)	(iii)	(iv)
Amount by which net sales for the quarter in fiscal 2021 exceeded net sales for the corresponding quarter in fiscal 2020 ($)	186,073,548	928,300,095	250,070,357	323,170,154

		Incentive Compensation Calculated on a Quarterly Basis ($)
Name of Executive	Pre-approved Percentage (%)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2021 Annual Incentive Compensation ($)
	(a)	(a) * (i)	(a) * (ii)	(a) * (iii)	(a) * (iv)
Robert Greenberg	0.6500%	1,209,479	6,033,951	1,625,458	1,131,112	10,000,000	(1)
John Vandemore	0.1000%	186,074	928,301	250,071	323,171	1,687,617
Michael Greenberg	0.3000%	558,221	2,784,901	750,212	969,511	5,062,845
David Weinberg	0.2000%	372,148	1,856,601	500,141	646,341	3,375,231
Mark Nason	0.1375%	255,852	1,276,413	343,847	444,359	2,320,471

(1)	Pursuant to the terms of the 2006 Plan, Robert Greenberg’s annual incentive compensation was capped at $10,000,000.

Long-Term Incentive Program

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, stock options and other equity-based compensation under the 2017 Plan that are designed to:

•	closely align management and stockholder interests;
•	promote retention and reward executives and other key employees for building stockholder value; and
•	encourage long-term investment in our company.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. Historically, awards of restricted stock made to our Named Executive Officers have been subject only to certain time-vesting restrictions that generally cover a period of between two and four years from the date of the award.  Commencing in 2020, we introduced performance-based restricted stock as a component of our long-term incentive compensation.

The following table presents a comparison of the rationale and key features of the performance-based restricted stock and the time-based restricted stock that were awarded to the Named Executive Officers in 2021:

Equity Award	Rationale and Key Features
Performance-Based Restricted Stock

•     Incentivize achievement of specific measurable financial goals over a three-year performance cycle.

•     Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.

•     Performance metrics consist of three annual EPS growth measures and a three-year relative TSR performance measure.

Time-Based Restricted Stock

•     Align pay and company performance as reflected in our stock price.

•     Encourage retention of our executive officers’ services and promote ownership by our executives in company stock.

•     Restricted stock granted in February 2021 vests in four equal annual installments following grant.

March 2021 Long-Term Incentive Grants

In March 2021, the following restricted stock awards, including the number of shares and target values, were granted to our Named Executive Officers:

	March 2021 Grants
	Relative TSR Performance		EPS Performance		Time-Based Restricted Stock
	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)
Robert Greenberg	37,500	2,037,750	37,500	1,460,625	75,000	2,921,250
John Vandemore	7,500	407,550	7,500	292,125	15,000	584,250
Michael Greenberg	31,250	1,698,125	31,250	1,217,188	62,500	2,434,375
David Weinberg	25,000	1,358,500	25,000	973,750	50,000	1,947,500
Mark Nason	7,500	407,550	7,500	292,125	15,000	584,250

Relative TSR Performance Shares

The performance-based restricted shares with vesting linked to relative TSR performance are based on Skechers’ three-year total stockholder return performance from March 1, 2021 through February 29, 2024. The relative TSR comparator group includes the 95 companies in the S&P Retail Select Index as of the date of grant. Awards have the potential to pay out between 0% and 200% of target, with interpolation between points shown below.

Relative TSR PSAs
3-Year Performance	Payout
vs. S&P Retail Select	(% Target PSAs)
< 25th Percentile	0%
25th Percentile	50% (Threshold)
50th Percentile	100% (Target)
100th Percentile	200% (Maximum)

EPS Performance Shares

The performance-based restricted shares with vesting linked to EPS performance are divided into three equal tranches, with awards earned at between 0% and 200% of target for achievement of annual EPS growth goals for each of 2021, 2022 and 2023, with interpolation for performance between the points shown below. The earned shares will be eligible to vest following the end of the three-year period. The achievement level for each tranche will be disclosed in the proxy statement following the applicable performance year.

EPS Performance PSAs
Annual EPS Growth	Payout
(2021—2023)	(% Target PSAs)
<7.5%	0%
7.5%	50% (Threshold)
10.0%	100% (Target)
15.0%	200% (Maximum)

Restructured 2019 and 2020 Long-Term Incentive Grants

In September 2020, certain grants of restricted stock to Robert Greenberg, Michael Greenberg and David Weinberg, which had been previously awarded in January 2019 and February 2020, were cancelled pursuant to the settlement terms of a stockholder derivative lawsuit filed against our company and certain of its officers and directors.  As required by SEC rules, the grant date fair values of the cancelled awards are reported in the applicable fiscal years in the Summary Compensation Table under “Executive Compensation” despite their cancellation.

In December 2020, Robert Greenberg, Michael Greenberg, and David Weinberg were granted restructured awards in lieu of the cancelled awards. A summary of the net impact of the cancelled 2019 and 2020 equity awards and the subsequent December 2020 equity awards follows. The number of shares granted decreased by 33% and the grant date fair value of the awards decreased by 18%.

	December 2020 Grants		Cancelled 2019 and 2020 Grants		Resulting Decrease
	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)
Robert Greenberg	200,000	7,892,000	300,000	9,618,000	(100,000)	(1,726,000)
Michael Greenberg	166,667	6,576,683	250,000	8,015,000	(83,333)	(1,438,317)
David Weinberg	133,333	5,261,317	200,000	6,412,000	(66,667)	(1,150,683)

EPS Performance Shares Earned in 2021

For 2021, our annual EPS growth was 298% when compared to 2020, which exceeded the annual EPS growth maximum of 15.0% with respect to the awards of performance based restricted shares that were granted to our Named Executive Officers in December 2020 and March 2021. This resulted in the Named Executive Officers earning the following shares at 200% of their respective target number of shares with respect to the first tranche of shares that could have been earned based on our 2021 EPS performance growth, subject to continued service through December 31, 2023. The earned shares will be eligible to vest on December 31, 2023, subject to continued service through such date.

	EPS Performance - First Tranche
	December 2020 Grants		March 2021 Grants		Total Shares
	Target Shares (#)	Shares Earned (#)	Target Shares (#)	Shares Earned (#)	Earned in 2021 (#)
Robert Greenberg	16,667	33,333	12,500	25,000	58,333
John Vandemore	—	—	2,500	5,000	5,000
Michael Greenberg	13,889	27,778	10,417	20,883	48,661
David Weinberg	11,111	22,222	8,333	16,667	38,889
Mark Nason	—	—	2,500	5,000	5,000

Employment Agreements and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers except for Michael Greenberg and David Weinberg. The following is a description of the material terms of the employment agreements with Messrs. Greenberg and Weinberg and the change of control provisions granted under the 2017 Plan and in the Named Executive Officers’ performance-based restricted stock agreements.

Michael Greenberg

On May 23, 2019, we entered into a new employment agreement with Michael Greenberg to extend the term and replace the pre-existing employment agreement (the “Greenberg Agreement”). The terms of the Greenberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Greenberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Greenberg Agreement originally provided for Mr. Greenberg’s continued employment by us as our President through December 31, 2022. On January 1, 2021, Mr. Greenberg’s employment as our President was automatically extended through December 31, 2024.

The Greenberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $4,250,000 (subject to annual review by the Board or the Compensation Committee);
•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.30% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Greenberg Agreement provides for certain severance payments and benefits upon particular terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

David Weinberg

On May 23, 2019, we entered into a new employment agreement with David Weinberg to extend the term and replace the pre-existing employment agreement (the “Weinberg Agreement”). The terms of the Weinberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Weinberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Weinberg Agreement originally provided for Mr. Weinberg’s continued employment by us as our Chief Operating Officer through December 31, 2022. On January 1, 2021, Mr. Weinberg’s employment as our Chief Operating Officer was automatically extended through December 31, 2024.

The Weinberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $3,100,000 (subject to annual review by the Board or the Compensation Committee);
•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.20% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Weinberg Agreement provides for certain severance payments and benefits upon particular terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

Change of Control Provisions in Employment Agreements

The Greenberg Agreement and the Weinberg Agreement (collectively, the “Employment Agreements”) with Mr. Greenberg and Mr. Weinberg (each an “Officer” and, collectively, the “Officers”) provide for certain severance payments and benefits upon certain terminations of employment at any time prior to December 31, 2024, including in connection with a change in control of our company, described as follows:

•

The Employment Agreements provide that if either Officer’s employment is terminated by us with “cause” or by the respective Officer without “good reason”, or on account of his death or “disability” (each as defined in the Employment Agreements), he (or his estate) will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation.

•

If either Officer’s employment is terminated by us without “cause” or by the respective Officer for “good reason,” or by us without “cause” upon a “change in control” (as defined in the Employment Agreements) or within 120 days after a “change in control,” he will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation. Each Officer will be entitled to receive, subject to such Officer delivering a valid release and waiver of claims in favor of our company, the total gross amount equal to his base salary for the remainder of the term, currently ending December 31, 2024 (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining years in the term equal to the highest amount of the annual incentive compensation that was earned by such Officer in any year in the term prior to his termination, less any annual incentive compensation already paid for the year in which he was terminated, and we will accelerate the vesting of all restricted shares of our Class A Common Stock held by such Officer, provided that such acceleration is allowed by the terms of the 2017 Plan and the applicable restricted stock agreements previously entered into between each of the Officers and our company.

•

Should the Officers’ payments or benefits (whether under the Employment Agreements or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Employment Agreements provide that such payments or benefits will be reduced so that the present value of the total amount received by the respective Officer will be one dollar less than three times his average yearly taxable income for the five most recent years and so that no portion of such payments or benefits will be subject to such excise tax.

Change of Control Provisions in the 2017 Plan

The restricted stock awards granted under the 2017 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full if the awards are not converted, assumed, or replaced by a successor entity. A “change of control” is generally defined in the 2017 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) the consummation of a merger, consolidation, other business combination, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions, or (iv) the approval by our stockholders of a complete liquidation or dissolution of our company.

Change of Control Provisions in Performance-Based Restricted Stock Agreements

The performance-based restricted stock agreements that were entered into with our Named Executive Officers in December 2020 and March 2021 include the following accelerated vesting terms. Upon an involuntary termination without cause, voluntary resignation for good reason, death or permanent disability (each a “Qualifying Termination” and in each case prior to a change in control (“CIC”)):

•	The number of relative TSR performance shares that vest will be a pro rata amount of the target number of such shares based on the completed portion of the performance period.
•

For any EPS performance period that has ended, the number of EPS performance shares that vest will be based on the target number of such shares and the EPS growth performance multiplier on the date of termination.

•

For any EPS performance period that has commenced but not ended, the number of EPS performance shares that vest will be a pro rata amount of the target number of such shares based on the completed portion of the performance period.

Upon a CIC prior to the three-year anniversary of the grant date:

•

The number of relative TSR performance shares that will remain eligible to vest in full on the three-year anniversary of the grant date would be based on the target number of such shares and the relative TSR performance multiplier as of the CIC date.

•

For any EPS performance period that has ended, the number EPS performance shares that will remain eligible to vest in full on the three-year anniversary of the grant date would be based on the target number of such shares and the EPS growth performance multiplier as of the CIC date.

•

For any EPS performance period that has not ended, the number of EPS performance shares that will remain eligible to vest in full on the three-year anniversary of the grant date will be the target number of such shares.

Such shares in the immediately preceding bullet points will immediately vest to the extent upon a CIC prior to December 31, 2023, the awards are not assumed or replaced, or in the event such awards are assumed or replaced, and there is a Qualifying Termination.

The Compensation Committee believes that the change of control benefits provided under the Employment Agreements and our restricted stock award agreements are consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Perquisites and Other Benefits

We provide our Named Executive Officers with certain perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. These benefits are intended to facilitate the efficient operation of our business by allowing our Named Executive Officers to better focus their time, attention and capabilities on our company or permit them to be more accessible to the business.

Aircraft usage. During 2021, Robert Greenberg, Michael Greenberg and David Weinberg used our aircraft for personal travel. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer, who is also provided a tax gross-up reimbursement for the applicable imputed income.

Automobile usage. During 2021, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. These costs are considered taxable income to the Named Executive Officers, each of whom is also provided a tax gross-up reimbursement for the applicable imputed income.

Country club dues and health club fees. During 2021, we paid country club membership dues and health club membership fees for Michael Greenberg and David Weinberg.

Finance and tax services. During 2021, we paid fees for financial planning and tax preparation services that Robert Greenberg and Michael Greenberg received.

Other Elements of Our Executive Compensation Program

Clawback Policy

Our Board of Directors authorized and approved a clawback policy, effective as of April 1, 2022, in the event that we are required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under federal securities laws. If a current or former executive officer engaged in dishonest, fraudulent or willful misconduct that caused or partially caused the need for the restatement, our Compensation Committee may, in its discretion and to the full extent permitted by governing law, require reimbursement of that portion of any cash incentive compensation paid to, or performance-based restricted stock earned by, such executive officer during the three-year period preceding the date on which our company is required to prepare the restatement.

Stock Ownership Policy

Our Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of our other stockholders, all executive officers should maintain a minimum level of equity interests in our company’s Class A Common Stock and Class B Common Stock. Our Board of Directors authorized and approved a stock ownership policy, effective as of April 1, 2022, requiring our Chief Executive Officer to maintain ownership of our stock equal to six times his annual base salary, and our other executive officers are required to maintain stock ownership equal to three times their respective annual base salary. Each executive officer has until December 31, 2027 to come into compliance with this policy. After this compliance deadline, until an individual meets the applicable requirement, the after-tax portion of all equity awards that we grant to such individual must be held until he or she is in compliance with this policy.

Equity Award Practices

As discussed above, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the NYSE on the date of grant, and we have never re-priced any grants.

Profit-Sharing and Retirement Plans

The Skechers U.S.A., Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. The 401(k) Plan provides for us to make non-discretionary matching contributions to the participants which totaled $4.7 million for 2021.

The Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is maintained primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under the 401(k) Plan under statutory requirements. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred

Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts and timing of any such discretionary contributions will be determined in the sole discretion of our Compensation Committee, as the administrator of the Deferred Compensation Plan. For 2021, the Board of Directors approved a matching contribution of $0.1 million. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for certain executive officers or “covered employees”. Covered employees consist of any employee who at any time during the applicable taxable year served as our Chief Executive Officer or as our Chief Financial Officer and each of the next three highest compensated officers other than our Chief Executive Officer and our Chief Financial Officer. Covered employees also include any employee who was a covered employee during any preceding taxable year beginning after December 31, 2016. The previous exemption from this limitation for performance-based compensation was repealed with the Tax Cuts and Jobs Act of 2017, so all forms of covered employees’ compensation are now subject to the $1 million limitation per covered employee.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10‑K for the year ended December 31, 2021.

Respectfully submitted,
Richard Siskind, Chairman
Katherine Blair
Morton Erlich

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by the Named Executive Officers, who are our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2021	5,643,750	7,393,375	10,000,000	940,189	(3)	23,977,314
Chairman of the Board and	2020	5,842,644	13,608,500	—	815,386		20,266,530
Chief Executive Officer	2019	5,235,192	3,901,500	3,756,884	803,471		13,697,047
John Vandemore	2021	994,750	1,478,675	1,687,617	3,397	(4)	4,164,439
Chief Financial Officer	2020	1,029,790	762,200	—	8,400		1,800,390
	2019	917,308	780,300	577,983	8,250		2,283,841
Michael Greenberg	2021	4,568,750	6,161,211	5,062,845	692,967	(5)	16,485,773
President and Director	2020	4,729,670	11,340,433	—	1,013,606		17,083,709
	2019	4,228,846	3,251,250	1,733,947	1,287,021		10,501,064
David Weinberg	2021	3,332,500	4,928,852	3,375,231	528,115	(6)	12,164,698
Executive Vice President, Chief	2020	3,449,942	9,072,317	—	454,705		12,976,964
Operating Officer and Director	2019	3,090,481	2,601,000	1,155,965	472,243		7,319,689
Mark Nason	2021	2,150,000	1,478,675	2,320,471	3,308	(4)	5,952,454
Executive Vice President of	2020	2,225,769	952,750	—	8,400		3,186,919
Product Development	2019	1,988,365	1,300,500	794,728	8,250		4,091,843

(1)

Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. See Note 8, “Stockholders’ Equity and Stock Compensation,” to our Audited Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, for information concerning the ASC 718 values and the assumptions used to determine such values. For 2020, includes the grant date fair value of shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $5,716,500, $4,763,750 and $3,811,000, respectively, which were cancelled in September 2020 pursuant to the settlement terms of a stockholder derivative lawsuit. For 2019, includes the grant date fair value of shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $3,901,500, $3,251,250 and $2,601,000, respectively, which were cancelled in September 2020 pursuant to the settlement terms of a stockholder derivative lawsuit. Also includes, the grant date fair value of shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $7,892,000, $6,576,683 and $5,261,317, respectively, which were issued in December 2020 in replacement of the aforementioned cancelled restricted stock awards that had been granted to the same individuals in February 2020 and January 2019. Of the awards granted in March 2021, a portion were performance-based stock awards, as reflected in the Grants of Plan-Based Awards Table below. The vesting of the performance-based stock awards granted in 2021 will be determined based on the measurement of two equally weighted metrics, annual EPS growth for each of 2021, 2022 and 2023, and our relative TSR over a three-year performance period beginning on the grant date. We determine the fair value of stock awards, the vesting of which is tied to service based on the closing market price of our Class A Common Stock on the date of grant. For stock awards that have a performance-based vesting requirement, we evaluate the probability of achieving the performance criteria throughout the performance period and will adjust stock compensation expense up or down based on the estimated probable outcome. The valuation of the performance-based stock awards granted during 2021 tied to annual EPS growth was $38.95 per share, which value was multiplied by: (i) two times the 2021 target number of shares, (ii) two times the 2022 target number of shares, and (iii) the 2023 target number of shares, which were deemed the probable achievement levels for the number of shares subject to such portion of these awards. The full grant date fair value of the portion of the performance-based stock awards granted in 2021 tied to annual EPS growth, assuming performance at maximum levels, is as follows: Robert Greenberg, $2,921,250; John Vandemore $584,250; Michael Greenberg, $2,434,375; David Weinberg,

$1,947,500; and Mark Nason, $584,250. The performance-based stock awards granted in 2021 tied to relative TSR performance contain market condition components which are valued on the date of grant using a Monte Carlo simulation model. For the performance-based stock awards granted during 2021 tied to relative TSR performance, such inputs consisted of: (a) the stock price of $38.95 per share on the grant date; (b) an expected term that was based on the actual three-year term of the award; (c) a risk-free interest rate of 0.27% derived from U.S. Treasury yield curves for a three-year term; (d) a dividend yield of 0% based on historic and future dividend yield estimates; (e) stock price volatility of 51.63% based on the historical volatility of the price of our company’s Class A Common Stock and of the S&P Retail Select Index. Based on this methodology, the valuation of the performance-based stock awards granted during 2021 tied to relative TSR performance was $54.34 per share.

(2)

Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

(3)

Represents payments of $439,051 for financial planning and tax preparation services for Mr. Greenberg, costs of $132,783 related to automobiles purchased by us for use by Mr. Greenberg which includes a tax gross-up reimbursement of $43,527, and incremental costs of $368,355 for personal use of our aircraft, which includes a tax gross-up reimbursement of $49,224. The aggregate incremental costs of automobile usage are based on the annual lease values of these automobiles. The aggregate incremental cost for personal use of our aircraft is calculated based on identifiable variable operating costs, which generally include the cost of crew travel expenses, landing fees, trip-related hangar/parking costs, fuel and other variable costs. Because our aircraft are designated primarily for business travel, although the COVID-19 pandemic caused a temporary reduction in business travel, we do not include the fixed costs that do not change based on usage, such as salaries, our aircraft acquisition costs, insurance and general maintenance costs. We believe that the use of this methodology is a reasonably accurate method for calculating the incremental operating costs of our company-owned aircraft under normal conditions. The aggregate incremental cost of use of our aircraft for personal travel by our Named Executive Officers’ is allocated entirely to the highest-ranking Named Executive Officer present on the flight, unless circumstances indicate a different allocation is warranted.

(4)	Represents an annual matching contribution that we made under the 401(k) Plan and/or Deferred Compensation Plan in March 2021 for fiscal 2020.
(5)

Represents payments of $125,000 for financial planning and tax preparation services for Mr. Greenberg, monthly payments of health club membership fees equal to a total of $7,268, costs of $50,957 related to an automobile purchased by us for use by Mr. Greenberg which includes a tax gross-up reimbursement of $16,707, and incremental costs of $509,742 for personal use of our aircraft, which includes a tax gross-up reimbursement of $65,339. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See note 3 above regarding the calculation of imputed income and tax gross-up reimbursement for the personal use of our aircraft.

(6)

Represents monthly payments of country club membership dues equal to a total of $22,145, monthly payments of health club membership fees equal to a total of $2,210, costs of $68,357 related to an automobile purchased by us for use by Mr. Weinberg which includes a tax gross-up reimbursement of $22,412, incremental costs of $418,980 for personal use of our aircraft, which includes a tax gross-up reimbursement of $69,806, and an annual matching contribution of $16,423 that we made under the Deferred Compensation Plan in March 2021 for fiscal 2020. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See note 3 above regarding the calculation of incremental cost and tax gross-up reimbursement for the personal use of our aircraft.

Grants of Plan-Based Awards in Fiscal 2021

The following table provides information about plan-based awards granted to the Named Executive Officers in 2021: (i) the grant and approval dates, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Plan for the performance period covering fiscal 2021, (iii) the estimated future payouts under equity incentive plan awards, which consist of performance-based restricted shares granted in fiscal 2021, (iv) the number of shares underlying all other stock awards and (v) the grant date fair value of each equity award computed under FASB ASC Topic 718.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name of Executive	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)		Awards ($)(4)
Robert Greenberg	-	-	(1)	(1)	10,000,000	-	-	-	-		-
	3/1/2021	2/23/2021	-	-	-	-	75,000	150,000	-		4,472,125
	3/1/2021	2/23/2021	-	-	-	-	-	-	75,000	(5)	2,921,250
John Vandemore	-	-	(1)	(1)	10,000,000	-	-	-	-		-
	3/1/2021	2/23/2021	-	-	-	-	15,000	30,000			894,425
	3/1/2021	2/23/2021	-	-	-	-	-	-	15,000	(5)	584,250
Michael Greenberg	-	-	(1)	(1)	10,000,000	-	-	-	-		-
	3/1/2021	2/23/2021	-	-	-	-	62,500	125,000			3,726,836
	3/1/2021	2/23/2021	-	-	-	-	-	-	62,500	(5)	2,434,375
David Weinberg	-	-	(1)	(1)	10,000,000	-	-	-	-		-
	3/1/2021	2/23/2021	-	-	-	-	50,000	100,000	-		2,981,352
	3/1/2021	2/23/2021	-	-	-	-	-	-	50,000	(5)	1,947,500
Mark Nason	-	-	(1)	(1)	10,000,000	-	-	-	-		-
	3/1/2021	2/23/2021	-	-	-	-	15,000	30,000	-		894,425
	3/1/2021	2/23/2021	-	-	-	-	-	-	15,000	(5)	584,250

(1)

These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2021 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. Additional information regarding the business measurements and performance goals for determining the payments is described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2021; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $10,000,000.

(2)

Represents performance-based awards of restricted shares with vesting linked to EPS performance that are divided into three equal tranches, with awards based on achievement of certain annual EPS growth goals for each of 2021, 2022 and 2023, and performance-based awards of restricted shares with vesting linked to relative TSR performance based on Skechers’ three-year total stockholder return performance from March 1, 2021 through February 29, 2024 over three years commencing on the grant date. The Named Executive Officers may earn between 0% and 200% of their respective “target” number of shares that were awarded based on performance relative to the performance objectives during the applicable performance period. Additional information regarding the performance objectives is described in the section entitled “Compensation Discussion and Analysis–Long-Term Incentive Program” in this proxy statement.

(3)

This column shows the number of shares of restricted stock awarded in 2021 to the Named Executive Officers under the 2017 Plan. All scheduled vesting is subject to the executive’s continued service on the applicable vesting date.

(4)

This column shows the aggregate grant date fair value of stock awards in 2021, as calculated in accordance with FASB ASC Topic 718. See Note 8, “Stockholders’ Equity and Stock Compensation,” to our company’s Audited Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, for information concerning the ASC 718 values and the assumptions used to determine such values. For further information about the assumptions used to calculate the grant date fair value of the stock awards granted in 2021, see footnote (1) to the Summary Compensation Table above.
(5)	Represents restricted shares scheduled to vest in four equal installments on March 1, 2022 and the first three anniversaries thereof.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information on the outstanding stock awards, specifically unvested shares of restricted stock, held by the Named Executive Officers as of December 31, 2021. Each stock award is shown separately for each of the Named Executive Officers. The market value of each stock award is based on the closing price of our Class A Common Stock as of December 31, 2021, which was $43.40. None of the Named Executive Officers held any outstanding option awards as of December 31, 2021. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Greenberg	150,000	(1)	6,510,000	—		—
	75,000	(2)	3,255,000	—		—
	75,000	(3)	3,255,000
	33,333	(4)	1,446,667	166,667	(5)	7,233,333
	25,000	(4)	1,085,000	125,000	(5)	5,425,000
John Vandemore	15,000	(1)	651,000	—		—
	25,000	(6)	1,085,000	—		—
	20,000	(7)	868,000	—		—
	15,000	(3)	651,000	—		—
	5,000	(4)	217,000	25,000	(5)	1,085,000
Michael Greenberg	125,000	(1)	5,425,000	—		—
	62,499	(2)	2,712,457	—		—
	62,500	(3)	2,712,500	—		—
	27,778	(4)	1,205,565	138,889	(5)	6,027,783
	20,834	(4)	904,196	104,167	(5)	4,520,848
David Weinberg	100,000	(1)	4,340,000	—		—
	50,000	(2)	2,170,000	—		—
	50,000	(3)	2,170,000	—		—
	22,222	(4)	964,435	111,111	(5)	4,822,217
	16,667	(4)	723,348	83,333	(5)	3,616,652
Mark Nason	25,000	(1)	1,085,000	—		—
	25,000	(7)	1,085,000	—		—
	15,000	(3)	651,000	—		—
	5,000	(4)	217,000	25,000	(5)	1,085,000

(1)	Represents restricted shares that vested on March 1, 2022.
(2)	Represents restricted shares that are scheduled to vest in three equal installments on December 30, 2022, 2023 and 2024, subject to the officer’s continued service through the applicable vesting date.
(3)

Represents shares that vested or are scheduled to vest, as the case may be, in four equal installments on March 1, 2022 and the first three anniversaries thereof, subject to the officer’s continued service through the applicable vesting date.

(4)

Represents restricted shares that were earned by the Named Executive Officers based on our company achieving a certain performance-based metric for 2021. The earned shares will be eligible to vest on December 31, 2023, subject to continued service through such date.

(5)

Represents performance-based awards of restricted shares with vesting linked to EPS performance that are divided into three equal tranches, with awards based on achievement of certain annual EPS growth goals for each of 2021, 2022 and 2023, and performance-based awards of restricted shares with vesting linked to relative TSR performance based on Skechers’ three-year total stockholder return performance from March 1, 2021 through February 29, 2024 over three years commencing on the grant date. The Named Executive Officers may earn between 0% and 200% of their respective “target” number of shares that were awarded based on performance relative to the performance objectives during the applicable performance period. These awards are reflected at the maximum number of shares that may be earned because actual performance through December 31, 2021 was tracking above the “target” level of performance. The exact number of shares that will be earned and eligible to vest at the end of the three-year period by each of them based on this performance-based vesting, if any, will be calculated and reported as they become eligible to vest over the three-year period.

(6)

Represents restricted shares of which 5,000 shares vested on March 1, 2022 and 20,000 shares are scheduled to vest on March 1, 2023, subject to the officer’s continued service through the applicable vesting date.

(7)	Represents restricted shares scheduled to vest on March 1, 2023, subject to the officer’s continued service through the applicable vesting date.

Options Exercised and Stock Vested in Fiscal 2021

The following table provides information for the Named Executive Officers regarding the number of shares acquired in 2021 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax. None of the Named Executive Officers exercised any stock options in 2021.

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Greenberg	175,000	6,932,000
John Vandemore	20,000	779,000
Michael Greenberg	145,834	5,776,696
David Weinberg	116,667	4,621,348
Mark Nason	25,000	973,750

(1)	Amounts are calculated by multiplying the number of shares acquired on vesting of the related stock awards by the closing price per share of our company’s Class A Common Stock on the date of vesting.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions, aggregate earnings and account balances under the Deferred Compensation Plan, as more fully described below, for the following Named Executive Officers who participated in the plan in 2021.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at December 31, 2021 ($)
John Vandemore	1,030,789	4,577	74,397	140,820	1,505,024	(4)
David Weinberg	2,030,945	8,550	1,927,090	—	13,544,484	(5)

(1)

The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table for 2021 either as “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	The amount of contributions by our company is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table for 2021 as “All Other Compensation.”
(3)

The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table.

(4)

Represents contributions of $1,481,024 made by Mr. Vandemore, which were also included in his compensation reported in the Summary Compensation Tables for 2018 through 2021, as adjusted for contributions by our company, distributions and aggregate gains since he began participating in the Deferred Compensation Plan in 2018.

(5)

Represents contributions of $7,790,580 made by Mr. Weinberg, which were also included in his compensation reported in the Summary Compensation Tables for 2013 through 2021, as adjusted for contributions by our company and aggregate gains since he began participating in the Deferred Compensation Plan in 2013.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee. For fiscal 2021, the Compensation Committee approved a matching contribution for each eligible employee equal to 50% of the employee’s contribution up to 6% of total eligible compensation.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2021, the Deferred Compensation Plan permitted participants to choose from among 34 investment options with rates of return for 2021 that ranged from -11.87% to 30.54%.

Termination and Change of Control Benefits

The following table sets forth the estimated amounts the Named Executive Officers would have been entitled to receive had their employment with us terminated and/or a change in control of our company occurred on the last business day of fiscal 2021, which was December 31, 2021. These benefits do not include any amounts with respect to fully vested benefits under the Deferred Compensation Plan or the 401(k) Plan.

Name	Triggering Event	Cash Severance ($)		Value of Accelerated Restricted Stock ($)(1)	Total ($)
Michael Greenberg	Death/Disability	—		1,545,588	1,545,588
	Termination Without Cause or Resign For Good Reason	28,894,785	(3)	16,370,128	45,264,913
	Change in Control (2)	—		14,824,540	14,824,540
	Change in Control and Termination Without Cause	28,894,785	(3)	14,824,540	43,719,325
David Weinberg	Death/Disability	—		1,236,457	1,236,457
	Termination Without Cause or Resign For Good Reason	20,123,193	(4)	13,096,092	33,219,285
	Change in Control (2)	—		11,859,635	11,859,635
	Change in Control and Termination Without Cause	20,123,193	(4)	11,859,635	31,982,828

(1)

Represents the value of the acceleration of vesting of the Named Executive Officer’s performance-based restricted shares and time-based restricted shares, in accordance with the terms of the awards and based on the closing price of our Class A Common Stock on December 31, 2021, which was $43.40 per share.

(2)	Upon a “change in control” under the 2017 Plan, outstanding equity awards are accelerated if the awards are not converted, assumed or replaced by the successor entity.
(3)

Represents an amount equal to the sum of $4,568,750, which was Mr. Greenberg’s annual base salary on December 31, 2021, plus $5,062,845, which was the annual incentive compensation that he earned in 2021, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2021.

(4)

Represents an amount equal to the sum of $3,332,500, which was Mr. Weinberg’s annual base salary on December 31, 2021, plus $3,375,231, which was the annual incentive compensation that he earned in 2021, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2021.

Incentive Award Plans

Upon a “change of control” under the 2017 Plan, Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason would be entitled to full vesting of their outstanding shares of time-based restricted stock if the awards are not converted, assumed, or replaced by a successor entity, which would be valued at $15,551,667, $3,472,000, $12,959,717, $10,367,783 and $3,038,000, respectively, based on the closing price of our Class A Common Stock on December 31, 2021, which was $43.40 per share. With respect to the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020 and March 2021, in the event of a “change of control”, such awards would remain eligible to vest over three years commencing on the grant date, and they would vest on an accelerated basis in accordance with the terms of the award if not assumed or replaced on such “change in control” or in the case of involuntary termination or the officer’s death or permanent disability on December 31, 2021. Upon a “change in control”, if the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020 and March 2021 are not converted, assumed or replaced by a successor entity, the value of their acceleration would be $4,769,479, $417,183, $3,974,584, $3,179,635 and $417,183, respectively, based on the closing price of our Class A Common Stock on December 31, 2021, which was $43.40 per share. Upon an involuntary termination without cause, voluntary resignation for good reason, death or permanent disability, in each case prior to a “change in control”, the value of the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020 and March 2021 that would vest would be $1,854,697, $153,939, $1,545,588, $1,236,457 and $153,939 respectively, based on the closing price of our Class A Common Stock on December 31, 2021, which was $43.40 per share.

For additional information about change of control and accelerating vesting terms under the 2017 Plan and the performance-based restricted stock awards, see the descriptions provided in the section entitled “Compensation Discussion and Analysis—Employment Agreements and Change of Control Provisions” in this proxy statement.

CEO Pay Ratio

We determined our median employee based on actual total compensation paid to our employees worldwide in 2020. We captured all employees as of December 31, 2020, consisting of 24,517 individuals globally, with approximately 47.4% of these individuals located in the U.S. and approximately 52.6% located outside of the U.S. Total compensation included base salary or wages based on our payroll records, annual cash incentive awards earned for 2020 and the grant fair value of equity awards granted during the measurement period. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period.

For 2021, we used the same median employee as in 2020 because during 2021 there was no change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. We then determined our median employee’s total compensation for 2021. The annual total compensation of our CEO and our median employee were calculated in accordance with the requirements of the applicable SEC rules.

As noted above, we have a large global workforce, which largely consists of part-time employees paid on an hourly basis and working in our retail stores. Of the 11,612 individuals who worked in the United States, 70% were part-time employees, most of whom work in our domestic retail stores, including our median employee. A similar percentage of our non-U.S. workforce is also part-time employees. Accordingly, this had a significant impact on the calculation of our CEO pay ratio.

For 2021, our Chief Executive Officers’ annual total compensation, as disclosed in the Summary Compensation Table appearing on page 1, was $23,977,314, and the annual total compensation of our median employee was $10,586, resulting in a CEO pay ratio of 2,265 to 1.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2021 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
2017 Plan	—		—	4,343,649
2018 ESPP	—		—	4,058,912	(1)
Total plans approved by security holders	—	(2)	—	8,402,561	(3)
Total	—			8,402,561

(1)	We expect that approximately 120,000 shares will be issued with respect to the purchase period in effect as of December 31, 2021, which purchase period ends on May 31, 2022.
(2)	Amount does not include 3,253,316 shares of restricted stock, which were awarded under the 2017 Plan, that were outstanding as of December 31, 2021.
(3)	The shares available for issuance under the 2017 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights.

Relationship of Risk to Compensation Policies and Practices

In March 2022, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to any risks that could result in a material adverse effect to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ consolidated financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

Pursuant to the SEC’s independence requirements, BDO has a policy of rotating its clients’ lead engagement and concurring partners at least once every five years. BDO was due to replace its lead engagement partner at Skechers commencing with its SEC reporting periods subsequent to December 31, 2021. BDO recommended three candidates to be considered for the position. After Skechers’ senior management and the Chairman of the Audit Committee evaluated the candidates, a recommendation was made to the Audit Committee regarding the new lead engagement partner, and the Audit Committee approved the recommendation.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited consolidated financial statements for the fiscal year ended December 31, 2021, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board); and

•

it received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2021 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Zulema Garcia

Richard Siskind

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2021 and 2020

BDO provided services for the fiscal years ended December 31, 2021 and 2020 in the categories and amounts as follows:

Service	2021 ($)	2020 ($)
Audit fees(1)	2,527,100	2,510,000
Tax fees(2)	309,700	179,000
Total audit and non-audit fees	2,836,800	2,689,000

(1)

These are fees for the audit of our annual consolidated financial statements and the review of our annual report on Form 10-K, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

BDO has served as our independent registered public accounting firm since 2013 and has been appointed by the Audit Committee to audit our annual consolidated financial statements for the year ending December 31, 2022.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firm in 2021 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 28, 2022 by (i) each of our directors, including Yolanda Macias who did not join our Board of Directors until April 2022, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our current directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 138,821,569 shares of Class A Common Stock and 20,938,571 shares of Class B Common Stock outstanding as of March 28, 2022. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 28, 2022 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	20,235,394	(1)	14.6%	—		—
BlackRock, Inc.	11,750,152	(2)	8.5%	—		—
The Vanguard Group, Inc.	12,308,578	(3)	8.9%	—		—
ArrowMark Colorado Holdings, LLC	7,235,205	(4)	5.2%	—		—
Massachusetts Financial Services Company	6,845,963	(5)	4.9%	—		—
Skechers Voting Trust	13,684,670	(6)	9.0%	13,684,670	(7)	65.4%
Named Executive Officers and directors:
Robert Greenberg	18,367,378	(8)	11.7%	18,160,656	(9)	86.7%
Michael Greenberg	1,092,468	(10)	*	644,555	(11)	3.1%
David Weinberg	323,808	(12)	*	—		—
John Vandemore	127,206		*	—		—
Mark Nason	65,200		*	—		—
Katherine Blair	10,500		*	—		—
Morton Erlich	41,000	(13)	*	—		—
Zulema Garcia	3,500		*	—		—
Yolanda Macias	—		*	—		—
Richard Siskind	169,499		*	—		—
All current directors and executive officers as a group
(11 persons)	20,240,559		12.7%	18,805,211		89.8%

*Less than 1.0%

(1)

Information is based on a Schedule 13G filed with the SEC on February 9, 2022 and represents the number of shares beneficially owned as of December 31, 2021. FMR LLC has sole voting power with respect to 8,966,729 shares and sole dispositive power with respect to 20,235,394 shares. Each of FIAM LLC, Fidelity Institutional Asset Management Trust Company and Fidelity Management & Research Company LLC (“FMR Co. LLC”) beneficially owns shares of Class A Common Stock, with FMR Co. LLC beneficially owning 5% or more of the outstanding shares of Class A Common Stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(2)

Information is based on a Schedule 13G filed with the SEC on February 3, 2022 and represents the number of shares beneficially owned as of December 31, 2021. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 11,428,143 shares and sole dispositive power with respect to 11,750,152 held by BlackRock and eighteen of its subsidiaries that are listed as reporting persons on the Schedule 13G. The principal business office of BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(3)

Information is based on a Schedule 13G filed with the SEC on February 10, 2022 and represents the number of shares beneficially owned as of December 31, 2021. The Vanguard Group (“Vanguard”) has shared voting power with respect to 74,004 shares, sole dispositive power with respect to 12,119,124 shares and shared dispositive power with respect to 189,454 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information is based on a Schedule 13G filed with the SEC on February 14, 2022 and represents the number of shares beneficially owned as of December 31, 2021. ArrowMark Colorado Holdings, LLC (“ArrowMark”) has sole voting power and sole dispositive power with respect to 7,235,205 shares. The principal business office of ArrowMark is located at 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(5)

Information is based on a Schedule 13G filed with the SEC on February 2, 2022 and represents the number of shares beneficially owned as of December 31, 2021. Massachusetts Financial Services Company (“MFS”) has sole voting power with respect to 6,800,226 shares and sole dispositive power with respect to 6,845,963. The principal business office of MFS is located at 111 Huntington Avenue, Boston, MA 02199.

(6)

Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 7 below.

(7)

Robert Greenberg and Gil Schwartzberg agreed to place certain shares of Class B Common Stock that they beneficially owned into the Skechers Voting Trust, of which they serve as co-trustees, pursuant to an agreement that was entered into on March 2, 2016. Mr. Greenberg contributed 8,500,000 shares that were held by the Greenberg Family Trust, of which he and his wife serve as co-trustees, to the Skechers Voting Trust. During the 15-year term of the Skechers Voting Trust (unless terminated sooner by the co-trustees), Mr. Greenberg has sole voting power with respect to these shares, and these shares may not be withdrawn from the Skechers Voting Trust in accordance with the terms of the Skechers Voting Trust.

Mr. Schwartzberg has contributed 5,184,670 shares of Class B Common Stock that he beneficially owned to the Skechers Voting Trust. Mr. Schwartzberg has sole voting power with respect to these shares and shared dispositive power with Mr. Greenberg and the beneficiaries of these shares. Each beneficiary may withdraw the shares held by the Skechers Voting Trust in which he or she has an interest at any time, but only with the consent of the co-trustees. The principal business address of the Skechers Voting Trust is c/o Regina Brown, CPA, 21440 Ventura Blvd., Woodland Hills, California 91364.

(8)

Includes 18,160,656 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis and 472 shares of Class A Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board,

is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust. Beneficial ownership of these shares is described in greater detail in note 9 below.

(9)

Represents 4,475,986 shares of Class B Common Stock held by the Trust and 13,684,670 shares of Class B Common Stock held by the Skechers Voting Trust. Mr. Greenberg may be deemed to beneficially own the shares held by the Skechers Voting Trust as its co-trustee, with sole voting power and shared dispositive power with respect to 8,500,000 of these shares and shared dispositive power with respect to 5,184,670 of these shares. Mr. Greenberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(10)

Includes 644,555 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of the 644,555 shares of Class B Common Stock is described in greater detail in note 11 below.

(11)

Represents 644,555 shares of Class B Common Stock held by the Michael Greenberg Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust. 575,514 of the shares held by the Michael Greenberg Trust have been pledged to secure a line of credit. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.
(12)

Includes 183,283 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.

(13)	Includes 30,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2021 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in the section entitled “Corporate Code of Conduct and Code of Ethics”), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is (a) any person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) a greater than five percent beneficial owner of our Class A Common Stock or Class B Common Stock or (c) an immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member will participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the transaction with the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2021. Each of these transactions was reviewed, and approved or ratified, by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

On November 12, 2021, we paid $200,000 to The Beach Life Festival for Skechers marketing and sponsorship. The Beach Life Festival is owned and operated by Beach Life Festival, LLC, of which Michael Greenberg owned an 8% beneficial ownership interest. Skechers had no outstanding accounts receivable or payable with The Beach Life Festival or Beach Life Festival, LLC as of December 31, 2021.

On March 31, 2021, we purchased two properties for $2.7 million, from an entity controlled by Michael Greenberg, to facilitate future expansion of our corporate office buildings in Manhattan Beach, California. The terms of the sale were no less favorable than could be obtained from an unrelated third party.

On February 1, 2018, we entered into a consulting agreement with Gil Schwartzberg, who is a beneficial owner of more than 5% of our Class A Common Stock and more than 5% of our Class B Common Stock. Mr. Schwartzberg has agreed to provide business and legal advisory services for one year in exchange for a fee of $250,000. The agreement was extended for the fourth time for an additional year with the same terms and conditions effective as of February 1, 2022.

On July 29, 2010, we formed the Skechers Foundation (the “Foundation”), which is a 501(c)(3) non-profit entity that does not have any shareholders or members. The Foundation is not a subsidiary of, and is not otherwise affiliated with us, and we do not have a financial interest in the Foundation. However, Michael Greenberg and David Weinberg are officers and directors of the Foundation. During the year ended December 31, 2021, we made contributions of $3,000,000 to the Foundation.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $319,738, $4,146,195, $3,407,625 and $338,830, respectively, in 2021. Chase Greenberg, who is the son of Michael Greenberg, is a non-executive employee of Skechers, and he earned total compensation of $776,185 in 2021.

Andrew Weinberg and Jeffrey Weinberg, who are the sons of David Weinberg, are non-executive employees of Skechers, and they earned total compensation of $967,038 and $832,831, respectively, in 2021.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholder proposals intended to be presented at our next annual meeting of stockholders to be held in 2023 must be received at our principal executive offices no later than December 15, 2022 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to nominate a director or submit a proposal for consideration at our annual meeting of stockholders to be held in 2023, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their director nomination or proposal no later than March 27, 2023, the close of business on the 60th day, nor earlier than February 25, 2023, the close of business on the 90th day in advance of the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company. In either case, nominations and proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel. Please also refer to the section in this proxy statement titled “Corporate Governance and Board Matters – Director Nominations.” Furthermore, stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations for director candidates. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

In connection with our annual meeting of stockholders in 2023, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 14, 2022

Manhattan Beach, California

SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266 ATTN: TED WEITZMAN SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SKX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82150-P68620 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SKECHERS U.S.A., INC. For All ☐ ☐ ☐ Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Michael Greenberg 02) David Weinberg 03) Zulema Garcia The Board of Directors recommends you vote AGAINST the following proposal: 2. Stockholder proposal requesting the Board of Directors to issue a report for Skechers' net zero climate transition plan, including its interim and long term greenhouse gas targets, and progress made in achieving those targets. NOTE: Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof. You may attend the Annual Meeting of Stockholders via the Internet and vote during the Annual Meeting of Stockholders. Have the information that is printed in the box marked with the arrow on your Proxy Card or Notice of Internet Availability of Proxy Materials available and follow the instructions. For Against Abstain ☐ ☐ ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D82151-P68620 SKECHERS U.S.A., INC. Annual Meeting of Stockholders Thursday, May 26, 2022 at 12:00 PM This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2022, and hereby appoint(s) Katherine Blair and Morton Erlich and either of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held live via webcast at www.virtualshareholdermeeting.com/SKX2022 on Thursday, May 26, 2022, at 12:00 PM Pacific Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND AGAINST PROPOSAL 2 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side